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                                                                    EXHIBIT 99.1

                                                         N E W S   R E L E A S E

            [LETTERHEAD OF INTERMEDIA COMMUNICATIONS APPEARS HERE]

                                        CONTACTS:  Chris Brown
                                                   Senior Vice President,
                                                    Investor Relations
                                                   813/829-0011


          INTERMEDIA COMMUNICATIONS COMMENCEMENT OF PRIVATE OFFERING

Tampa, FL (August 4, 1998) -- Intermedia Communications Inc. (Nasdaq:ICIX) today announced the commencement of a private offering of $200 million liquidation preference of Depositary Shares (each having a 1/100th interest in its Series F Junior Convertible Preferred Stock, liquidation preference $2,500 per share), pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended.

The net proceeds from the offering of the Depositary Shares will be used to finance the continued expansion of the Company's telecommunications networks and for general corporate purposes. The Depositary Shares to be sold in the offerings will not be and have not been registered under the securities Act or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

Intermedia is headquartered in Tampa with sales offices in over 100 cities. Intermedia can be found on the World Wide Web at http://www.intermedia.com.


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